EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 of PennantPark Floating Rate Capital Ltd. and Subsidiaries (the Company) of our reports dated November 18, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the accompanying Form 10-K of the Company for the year ended September 30, 2020. We also consent to the use in such Registration Statement of our report dated November 18, 2020, relating to the senior securities table appearing as Exhibit 99.2 in the accompanying Form 10-K of the Company for the year ended September 30, 2020. We also consent to the use in such Registration Statement of our report dated November 18, 2020, relating to the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC as of and for the years ended September 30, 2020 and 2019 appearing as Exhibit 99.3 in the accompanying Form 10-K of the Company for the year ended September 30, 2020.

We also consent to the reference to our firm under the heading “Senior Securities” in the accompanying Form 10-K and “Independent Registered Public Accounting Firm” in such Registration Statement on Form N-2.

/s/ RSM US LLP

New York, New York

November 18, 2020